SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                          Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                  GEHL COMPANY
                                 ---------------
                (Name of Registrant as Specified in its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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             pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]     Fee paid previously with preliminary materials.

[ ]     Check box if any part of the fee is offset as provided by Exchange
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        fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:

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

GEHL
                               Gehl Company                  Tel:  262/334-9461
                               143 Water Street              Fax: 262/334-6603
                               P.O. Box 179                  http://www.gehl.com
                               West Bend, WI  53095-0179
                               USA



                                 ANNUAL MEETING
                                January 17, 2002


                                                               December 14, 2001

DEAR FELLOW SHAREHOLDER:

         You are cordially invited to attend the Annual Meeting of Shareholders of Gehl Company to be held on Thursday, January 17, 2002 in the Galleria Conference Room, Firstar Center, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 at 11:00 A.M. (CST). Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

         The attached Notice of Annual Meeting and Proxy Statement describe, among other things, the formal business to be transacted at the Annual Meeting. This year Gehl shareholders will elect three directors. During the meeting, we will also report on the operations of your Company and the status of Gehl's strategic plan to maximize value for all shareholders. As always, directors and officers will be present to respond to your questions. WE URGE YOU TO PARTICIPATE IN THIS YEAR'S MEETING, WHETHER OR NOT YOU PLAN TO ATTEND, BY SIGNING, DATING AND PROMPTLY MAILING THE ENCLOSED PROXY CARD.

         Your vote is important regardless of the number of shares you own. We urge you to sign, date and mail the enclosed proxy card as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

         On behalf of your Board of Directors, thank you for your continued interest and support.


                                                    Sincerely,

                                                    /s/ William D. Gehl

                                                    William D. Gehl
                                                    Chairman, President and
                                                    Chief Executive Officer

                                  GEHL COMPANY
                                143 WATER STREET
                           WEST BEND, WISCONSIN 53095

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 17, 2002


To the Shareholders of Gehl Company:

         Notice is hereby given that the annual meeting of shareholders of Gehl Company will be held in the Galleria Conference Room, Firstar Center, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, on Thursday, January 17, 2002, at 11:00 A.M. (CST), for the following purposes:

         1. To elect three directors to hold office until the annual meeting of shareholders in 2004 and until their successors are duly elected and qualified. The Board unanimously recommends a vote "FOR" the election of your Board's nominees on the enclosed proxy card.

         2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on December 10, 2001 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting.

         WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES BY SIMPLY SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH IS POSTAGE-PAID IF MAILED IN THE UNITED STATES.


                                              By Order of the Board of Directors
                                              GEHL COMPANY

                                              /s/ Michael J. Mulcahy

                                              Michael J. Mulcahy
                                              Secretary


West Bend, Wisconsin
December 14, 2001

                                  GEHL COMPANY
                                143 WATER STREET
                           WEST BEND, WISCONSIN 53095

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 17, 2002

                               GENERAL INFORMATION


ANNUAL MEETING AND SUBMISSION OF PROXY

         This proxy statement and the accompanying proxy card are being furnished to shareholders by the Board of Directors (the "Board") of Gehl Company (the "Company" or "Gehl") beginning on or about December 14, 2001, in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held on Thursday, January 17, 2002, at 11:00 A.M.
(CST), in the Galleria Conference Room, Firstar Center, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and at all adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. The Board has fixed the close of business on December 10, 2001 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. On that date, the Company had outstanding and entitled to vote 5,368,275 shares of the Company's Common Stock, $.10 par value per share (the "Common Stock"), each of which is entitled to one vote per share.

         WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT. ACCORDINGLY, REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK YOU OWN, PLEASE VOTE BY SIGNING, DATING AND PROMPTLY MAILING THE ACCOMPANYING PROXY CARD.

VOTING PROCEDURES

         A proxy, in the enclosed form, that is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the persons nominated by the Board for election as directors, and on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors, the Board has no notice of any matters to be presented for action by the shareholders at the Annual Meeting.

         Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by giving notice thereof to the Company in writing or by submitting another duly executed proxy bearing a later date. A majority of the votes entitled to be cast on the election of directors must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

         At the Annual Meeting, shareholders will consider and vote on the election of three directors to hold office until the annual meeting of shareholders in 2004 and until their successors are duly elected and qualified. The Board has nominated William D. Gehl, Fred M. Butler and John W. Splude (together, the "Company Nominees") for re-election as directors of the Company.

         A group of Texas-based dissident shareholders (the "Dissident Group") previously announced its intent to conduct a hostile proxy solicitation to replace the three current directors standing for re-election with a slate of its own hand-picked nominees. On December 6, 2001, the Dissident Group sold all but one of the shares of the Common Stock that it beneficially owned to Neuson AG. The Company was not involved in the Dissident Group's sale of Common Stock to Neuson. The Dissident Group subsequently withdrew its proposed nominees and indicated that it would not conduct a proxy contest. As a result, only the Company Nominees will stand for election as directors at the Annual Meeting.

BACKGROUND AND CHRONOLOGY OF EVENTS LEADING TO THE ANNUAL MEETING

         The Company believes that one or more members of the Dissident Group, acting through the investment banking firm of Donaldson, Lufkin & Jenrette ("DLJ") as an intermediary, first contacted the Company by telephone, in late May 2000, to propose a "going private" transaction. DLJ followed the telephone call with a letter to William D. Gehl, the Company's Chairman of the Board, President and Chief Executive Officer, in June 2000, indicating that DLJ had been contacted by a financial sponsor that had a desire to discuss a going private transaction. DLJ noted that one of the benefits of a going private transaction is that it would "allow management to retain operating control with significant personal wealth creation opportunities." At that time, DLJ did not disclose the identity of its clients or the financial sponsor. In July 2000, Mr. Gehl informed DLJ that the Company's management had no interest in pursuing a going private transaction.

         On August 15, 2000, DLJ sent another letter to Mr. Gehl inquiring about the interest of the Company and its management in pursuing a going private transaction. The letter for the first time identified DLJ's clients as CIC Equity Partners, Ltd. ("CIC"), a member of the Dissident Group, and Halifax Capital Partners, L.P. ("Halifax"). The letter also disclosed that CIC had formed an otherwise undefined "strategic relationship" with Contran Corporation, a Dallas-based diversified holding company controlled by Harold C. Simmons.

         On August 31, 2000, CIC and Halifax submitted a letter directly to your Board of Directors seeking to again advance their proposition. The letter proposed a transaction that contemplated "the continued participation of current management in operating the Company" and suggested "enhanced management incentive compensation and equity participation for the on-going management team."

         Following due consideration of the August 31, 2000 letter, your Board of Directors reaffirmed its view that the best way to enhance shareholder value was to remain independent and pursue the Company's long-term business strategy. Paul DeRobbio, a principal of CIC, was informed of this decision in writing by Mr. Gehl in September 2000.

         In November 2000, Newcastle Partners, L.P. ("Newcastle"), Newcastle Focus Fund II, L.P. ("Newcastle II"), CIC, Mark E. Schwarz, who is affiliated with Newcastle and Newcastle II, Paul DeRobbio, who is affiliated with CIC, and Harold C. Simmons, who is affiliated with Newcastle II, filed their initial
Schedule 13D reflecting their ownership of more than 5% of the Company's Common Stock. The parties had purchased their position over time, starting in April 2000.

         On December 22, 2000, CIC and Newcastle (collectively, "CIC/Newcastle") publicly disclosed their "willingness" to make an offer to acquire the Company for $18.00 per share. The purported offer included a number of material conditions, including receipt of adequate financing, completion of due diligence and others. CIC/Newcastle failed to provide any evidence that they could obtain sufficient financing for their proposed deal (e.g., a "commitment" or "highly confident" letter from a third-party financing source) as would be, in the Company's view, customary in a transaction of this nature. Given the highly conditional nature of the purported offer, and the fact that the Company had previously rejected the overtures of the offerors twice before as described above, the Company again indicated it had no interest in pursuing the purported offer.

         On December 28, 2000, CIC/Newcastle publicly disclosed a letter to Mr. Gehl in which they reiterated their purported, highly conditional offer. CIC/Newcastle alleged that the Company's decision not to pursue CIC/Newcastle's interest in acquiring the Company (since it was disclosed on the same day that the purported offer was made public) indicated that the overture "was not given serious consideration by the Board." CIC/Newcastle conveniently failed to publicly acknowledge that proposals for a going private transaction involving the Company (in which CIC participated) with similar pricing terms and no financing commitment had been introduced repeatedly over the prior four months, had been considered by your Board of Directors and had been duly rejected. Given that the pricing terms for all non-management shareholders in the earlier proposed going private transaction were similar to CIC/Newcastle's December proposal and there continued to be no committed financing, the Company viewed the December proposal as a mere repeat of the proposals made earlier in the year, which proposals had been rejected by the Board. Since the consideration to be received by non-management shareholders remained comparable, the Company did not view the change in structure to an all cash transaction from a going private transaction to be relevant in its decision-making process.

         In February 2001, the Company provided (through a press release and a filing with the Securities and Exchange Commission) extensive detail to its shareholders describing its strategic plan for 2001 and 2002. The key components of this strategy include: broadening market coverage and expanding product offerings of compact construction equipment; introducing and shipping significant new product lines, including eight new skid loader models, a new line of round balers and a telescopic handler designed exclusively for the agricultural market; expanding distribution and leveraging existing multiple distribution channels; actively pursuing European and domestic acquisitions; and introducing and advancing the Company's independent attachments business.

         In February 2001, Newcastle provided notice of its intent to nominate Messrs. Schwarz, DeRobbio and John A. Bricker as candidates for election as directors of the Company. On March 14, 2001, the Dissident Group, including CIC/Newcastle, filed a preliminary proxy statement announcing the Dissident Group's intent to solicit proxies from the Company's shareholders to vote for the slate of directors nominated by Newcastle. During this timeframe, representatives of the Company contacted CIC/Newcastle, discussed their demands and sought to reach an amicable resolution to avoid a distracting and costly proxy contest. As part of these discussions, the Company offered CIC/Newcastle several seats on the Board to settle the potential proxy contest, which proposal was rejected by CIC/Newcastle.

         Over the next few months, your Board continued to assess the Company's strategic options. As a result, on May 9, 2001, the Company publicly announced that the Board would explore a full range of strategic alternatives, including acquisitions, strategic alliances, divestitures, a leveraged buyout, a recapitalization and the potential sale of the Company. Although the Company indicated it believed it was already well-positioned for profitable long-term growth, your Board also believed it was in the best interests of shareholders, and therefore appropriate, to undertake a thorough review of the full range of strategic options to determine the best course of action to maximize shareholder value. The Board specifically indicated that CIC/Newcastle would be invited to participate in the process on the same terms as all other interested parties. The Board engaged the investment banking firm of Robert W. Baird & Co. Incorporated ("Baird") to assist and advise it in the strategic review process.

         In excess of 60 potential U.S.- and internationally-based purchasers were either contacted by Baird, or contacted Baird directly, with respect to a transaction involving the Company. Out of these parties, 44 requested and were sent financial and other background information regarding the Company, including CIC/Newcastle. Of the 44 parties who received the initial information, ten parties submitted a preliminary indication of interest relative to a transaction involving the Company, including CIC/Newcastle, which submitted a preliminary indication of interest to acquire all of the outstanding shares of Common Stock for $19 to $21 per share.

         Following receipt of the proposals, your Board met to review the preliminary indications of interest in consultation with the Company's management, legal advisors and Baird. Of the ten parties that submitted initial proposals, seven parties (including CIC/Newcastle) were invited to participate in management presentations, receive access to a data room that contained various non-public information regarding the Company and be given plant tours at all of the Company's facilities. The other three parties were not so invited because two had proposed a purchase of only selected Company assets and one refused to increase its bid to a competitive level.

         Six of the seven parties invited to receive a management presentation actually participated in such a presentation. As is customary, four of these parties also engaged either outside legal or financial advisors, or both, to participate in the management presentation and to assist the potential bidder in the review of the documents in the data room. In addition, two of the interested parties also toured all of the Company's principal manufacturing facilities in West Bend, Wisconsin, Madison and Yankton, South Dakota, Lebanon, Pennsylvania and Owatonna, Minnesota. Although CIC/Newcastle participated in a management presentation and briefly toured the West Bend, Wisconsin plant the same day they received the management presentation, their failure to send outside legal and accounting advisors to review the data room materials or to visit any other of the Company's facilities stands in stark contrast to other potential bidders who did undertake these actions.

         Following completion of the management presentations and due diligence, all parties, including CIC/Newscastle, were requested to submit binding offers for the Company, including a proposed mark-up of a contract pursuant to which the acquisition would be completed. Among other things, all parties, including CIC/Newcastle, were instructed that their binding offers should not contain a due diligence contingency (because the Company had already offered ample time and opportunity for due diligence) and were strongly encouraged to include, as part of their bid package, a customary bank commitment letter or similar evidence of third-party financing.

         Two parties submitted final proposals, including CIC/Newcastle, which proposed a purchase price of $18 per share in cash. The second party submitted a cash, as well as a stock-for-stock, proposal. As they had done persistently in the past, and despite the Company's instructions and strong encouragement to the contrary, CIC/Newcastle failed to provide a third-party financing commitment in support of their bid and also made their bid contingent on further due diligence despite having had complete access to the contents of the Company's data room and an open invitation to tour all of the Company's facilities. On August 9, 2001, CIC/Newcastle provided a letter from Harold Simmons, dated May 4, 2001 (i.e., prior to the date the Board announced it would explore strategic alternatives), relative to his willingness "on terms to be mutually agreed upon" to finance or to participate in the financing of a transaction involving the Company. CIC/Newcastle also included in its bid package a proposal letter from a third-party financial institution which by its terms specifically provided that it was not a commitment and not binding in any way on the third-party financing source. In fact, the third-party financing source clearly stated "we must emphasize that this letter is to be used as the basis for continued discussion and does not constitute a commitment, a contract to provide that credit facility, nor an offer to enter into a contract to provide that credit facility, and should not be deemed to obligate [the third-party financing source] in any manner whatsoever." Despite subsequent repeated requests from Baird, CIC/Newcastle failed to provide either an updated letter or a more substantially complete financing proposal from Mr. Simmons or any evidence of committed financing from any third-party source whatsoever. CIC/Newcastle also refused to increase their proposed bid price. The proposal from the other party also contained contingencies (including a due diligence contingency), a stock-for-stock proposal with a pricing mechanism that did not provide a fixed value to Gehl shareholders thereby exposing the shareholders to future valuation risk, and other terms (including the proposed price range) which your Board, in the exercise of its business judgment and in consultation with its outside financial and legal advisors (i.e., Baird and Foley & Lardner, respectively) and Company management, found unacceptable. In making its determination, the Board, among other things, considered the presentations made by Baird, reviewed the terms of the proposal and reviewed issued raised by the mark-up of the contract proposed by this other party. Baird negotiated with the other party in an attempt to cause such party to modify its position relative to the points outlined above, but the other party refused to do so.

         On September 26, 2001, in light of the then current economic conditions and the inadequate and conditional nature of the proposals received for the Company, your Board determined that a sale of the Company at the present time was not in the best interests of the shareholders and directed management to continue to execute the Company's previously announced strategic plan. To increase the Company's long-term profitability and enhance value for shareholders, your Board also approved plans to streamline operations and authorized a significant share repurchase program. Consistent with its fiduciary obligations, your Board indicated it would continue to evaluate the Company's strategic alternatives from time to time in the future as appropriate.

         In November, 2001, the Dissident Group filed revised preliminary proxy materials with the Securities and Exchange Commission. In these revised materials, submitted some 17 months following the initial inquiry by DLJ, the Dissident Group claimed it remained "prepared to pursue an offer." Despite ample opportunity to conduct due diligence under the same circumstances as all other prospective bidders, and despite encouragement to submit evidence of third-party financing to fund a transaction, the Dissident Group still had not made a bona fide offer for the Company. The Dissident Group also indicated in the revised materials its intent to nominate a different slate of candidates for election at the Annual Meeting.

         On December 6, 2001, the Dissident Group sold all but one share of the Common Stock it beneficially owned to Neuson AG. The Company was not involved in the Dissident Group's sale of Common Stock to Neuson. The Dissident Group subsequently withdrew its proposed nominees and indicated that it would not conduct a proxy contest.

                              ELECTION OF DIRECTORS

         The Company's By-laws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect three directors to hold office until the annual meeting of shareholders in 2004 and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the three Company Nominees. The Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected. However, in the event that any one or more of the nominees should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for other nominees selected by the Board in the exercise of its best judgment.

         Directors are elected by a plurality of the votes cast (assuming a quorum is present). A majority of the votes entitled to be cast on the election of directors must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present. An abstention from voting will be included in computing the number of shares present for purposes of determining the presence of a quorum, but will not be considered in determining whether each of the nominees has received a plurality of the votes cast at the Annual Meeting. A broker or nominee voting shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, will have the discretion to vote the beneficial owner's shares with respect to the election of directors.

         The following sets forth certain information, as of November 1, 2001, about each of the Board's nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

Terms expiring in 2004

FRED M. BUTLER, 66, was President and Chief Executive Officer of The Manitowoc Company, Inc. (a NYSE-listed manufacturer of cranes, commercial ice cube machines and ships) from 1990 until his retirement in 1998. Mr. Butler has served as a director of Gehl Company since 1995 and currently serves as the Chairman of the Compensation and Benefits Committee.

WILLIAM D. GEHL, 55, has served as Chairman since April, 1996 and as President and Chief Executive Officer of Gehl Company since November, 1992. From January, 1990 until joining the Company, Mr. Gehl was Executive Vice President, Chief Operating Officer, General Counsel and Secretary of The Ziegler Companies, Inc. (a financial services holding company). Mr. Gehl held various management positions with The Ziegler Companies from 1978 to 1990. Mr. Gehl has served as a director of the Company since 1987. Mr. Gehl is also a director and past Chairman of the Board of the Equipment Manufacturers Institute (a Chicago-based trade association of agricultural and construction equipment manufacturers), a director of West Bend Savings Bank (a state financial institution), Wisconsin Manufacturers and Commerce (a business association promoting the improvement of the economic climate of the State of Wisconsin), the Associated Equipment Dealers Foundation (a national foundation promoting the education and training of equipment dealer personnel), Mason Wells, Inc. (a Milwaukee, Wisconsin-based private equity investment firm) and ASTEC Industries, Inc. (a manufacturer of road building related machinery). Mr. Gehl is a member of the Florida and Wisconsin Bar Associations.

JOHN W. SPLUDE, 56, has served as Chairman, President and Chief Executive Officer of HK Systems, Inc. (an integrator of material handling systems and a provider of supply chain software solutions) since October, 1993. Mr. Splude has served as a director of Gehl Company since 1995. Mr. Splude currently serves as the Chairman of the Audit Committee and as a member of the Compensation and Benefits Committee. Mr. Splude is also a member of the Material Handling Institute Board of Governors (a trade association of material handling equipment manufacturers), a director of Firstar Bank, N.A. (a national bank) and a Regent of the Milwaukee School of Engineering.

THE BOARD RECOMMENDS UNANIMOUSLY THE FOREGOING COMPANY NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE "FOR" ALL COMPANY NOMINEES.

DIRECTORS CONTINUING IN OFFICE

Terms expiring in 2002

NICHOLAS C. BABSON, 55, is President of Babson Holdings, Inc. (an investment management company). Prior to assuming that position, Mr. Babson was Chairman of the Board and President from 1984 and Chairman and Chief Executive Officer from 1996 of Babson Bros. Co. (a global manufacturer and distributor of dairy equipment and consumable supplies) until his retirement from that company in 1999. Mr. Babson has served as a director of Gehl Company since 1999. Mr. Babson currently serves as a member of the Audit Committee and of the Compensation and Benefits Committee. Mr. Babson is also a director of Center Point Properties Trust (a real estate investment trust investing in industrial real estate primarily in the Chicago area), a trustee of the Farm Foundation (an association of agricultural educators, economists and business leaders) and a Regent of the University of the South, Sewanee, Tennessee.

THOMAS J. BOLDT, 49, has served as President of The Boldt Group, Inc. (a holding company with subsidiaries involved in general construction, program and construction management and real estate development) since 1988. Mr. Boldt held various management positions with various subsidiaries of The Boldt Group, Inc. from 1976 to 1988. Mr. Boldt has served as a director of Gehl Company since 1996 and currently serves as a member of the Audit Committee. Mr. Boldt is also a director of M&I Bank, Fox Valley (a national bank) and Wisconsin Manufacturers and Commerce (a business association promoting the improvement of the economic climate of the State of Wisconsin) and a Regent of St. Olaf College.

WILLIAM P. KILLIAN, 66, served as Vice President, Corporate Development and Strategy, of Johnson Controls, Inc. (a NYSE-listed global market leader in automotive systems and building controls) from 1987 until his retirement from that position in 2000. Mr. Killian has served as a director of Gehl Company since 1996. Mr. Killian currently serves as a member of the Compensation and Benefits Committee and of the Nominating Committee. Mr. Killian is also a director and President Emeritus of the Association for Corporate Growth International (a professional organization comprised of individuals interested in corporate growth and mergers and acquisitions), a director of Aqua-Chem, Inc. (a manufacturer of industrial boilers and water purification equipment) and a director of Premix, Inc. (a manufacturer of composite materials).

Terms expiring in 2003

JOHN T. BYRNES, 55, has served as Chairman and Chief Executive Officer of Mason Wells, Inc. (a Milwaukee, Wisconsin-based private equity investment firm) since May, 1998. Mr. Byrnes was President and a director of M&I Capital Markets Group (the private equity arm of the Marshall & Illsley Corporation) from 1985 to 1998. Mr. Byrnes has served as a director of Gehl Company since 1999. Mr. Byrnes currently serves as a member of the Audit Committee and of the Nominating Committee. Mr. Byrnes is also a director for numerous private companies and the Medical College of Wisconsin Research Foundation (a technology transfer agent for the Medical College of Wisconsin).

RICHARD J. FOTSCH, 46, has served as Senior Vice President and General Manager of Briggs & Stratton Corporation (a NYSE-listed company and the world's largest manufacturer of air cooled gasoline engines for the outdoor power equipment industry) since 1999. Mr. Fotsch has served as a Senior Vice President since 1997 and held management positions with various divisions of Briggs & Stratton Corporation from 1983 to 1997. Mr. Fotsch has served as a director of Gehl Company since 2000 and currently serves as a member of the Nominating Committee. Mr. Fotsch is a member of the Dean's Advisory Council for the College of Engineering of Marquette University.

DR. HERMANN VIETS, 58, has served as President and Chief Executive Officer of the Milwaukee School of Engineering (a university located in Milwaukee, Wisconsin focused primarily on engineering education) since 1991. Dr. Viets has served as a director of Gehl Company since 1999 and currently serves as the Chairman of the Nominating Committee. Dr. Viets is also a director of Astro Med, Inc. (an electronic equipment manufacturer), Milwaukee County Research Park Corp. (an organization responsible for the development of a high technology industrial park in western Milwaukee County) and Competitive Wisconsin, Inc. (an association of business, education and labor leaders promoting the State of Wisconsin) and is a member of the Greater Milwaukee Committee (an organization of civic leaders promoting the economic development and social improvement of the City of Milwaukee).

                               BOARD OF DIRECTORS

         The Company's Board of Directors is comprised of nine members, eight of whom are non-employee, independent directors. The Board has standing Audit, Compensation and Benefits, and Nominating Committees to assist it in discharging its duties. Each Committee is chaired by a director who is an independent outside director.

         The Audit Committee reviews the scope, timing and results of the audit of the Company's financial statements by the Company's independent auditors and reviews with the independent auditors management's policies and procedures with respect to auditing and accounting controls. The Audit Committee also reviews and evaluates the independence of the Company's independent auditors, approves services rendered by such auditors and recommends to the Board the engagement, continuation or discharge of the Company's independent auditors. Messrs. Babson, Boldt, Byrnes and Splude (Chairman) are members of the Audit Committee. The Audit Committee held two meetings in 2000. Each member of the Audit Committee is independent as that term is defined in the rules of the Nasdaq Stock Market, Inc.

         The Compensation and Benefits Committee determines (subject to Board approval) compensation levels for the Company's executive officers, reviews management's recommendations as to the compensation to be paid to other key personnel and administers the Company's equity-based incentive compensation plans. The members of the Compensation and Benefits Committee, which held two meetings in 2000, are Messrs. Babson, Butler (Chairman), Killian and Splude.

         The functions of the Nominating Committee include recommending those persons to be nominated by the Board for election as directors of the Company and recommending persons to fill vacancies on the Board. The members of the Nominating Committee, which did not meet in 2000, are Messrs. Byrnes, Fotsch, Killian and Viets (Chairman). The Nominating Committee will consider nominees recommended by shareholders, but has no established procedures which must be followed to make a recommendation. The Company's By-laws set forth certain requirements for shareholders wishing to nominate director candidates for consideration by shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give written notice of an intent to make such a nomination to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time period specified in the By-laws.

         Directors who are officers or employees of the Company receive no compensation as such for service as members of the Board or committees thereof. Non-employee directors receive an annual retainer fee of $13,000 ($5,000 of which is payable in Common Stock), plus a fee of $1,000 for each Board meeting and a fee of $750 ($1,000 for the committee chairman) for each committee meeting attended.

         In addition to the compensation described above, and in accordance with the terms of the Gehl Company 2000 Equity Incentive Plan (the "2000 Plan"), each of Messrs. Babson, Boldt, Butler, Fotsch, Killian, Splude and Viets automatically received an option to purchase 2,000 shares of Common Stock at a per share exercise price of $18.4375 on April 21, 2000. Under the 2000 Plan, each non-employee director (if he continues to serve in such capacity) will, on the day after the annual meeting of shareholders in each year, automatically be granted an option to purchase 2,000 shares of Common Stock. Options granted to non-employee directors under the 2000 Plan have a per share exercise price equal to 100% of the market value of a share of Common Stock on the date of grant and become exercisable ratably over the three-year period following the date of grant, except that if the non-employee director ceases to be a director by reason of death, disability or retirement within three years after the date of grant or in the event of a "change of control of the Company" (as defined in the 2000 Plan) within three years after the date of grant, the option will become immediately exercisable in full. Options granted to non-employee directors terminate on the earlier of (a) ten years after the date of grant or (b) twelve months after the non-employee director ceases to be a director of the Company.

         The Board held five meetings in 2000. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served during 2000. Through November 1, 2001, the Board has held ten meetings in 2001.

                             PRINCIPAL SHAREHOLDERS

DIRECTORS AND MANAGEMENT

         The following table sets forth certain information, as of November 15, 2001, regarding beneficial ownership of Common Stock by each director, Company Nominee, each of the executive officers named in the Summary Compensation Table set forth below and all directors, Company Nominees and executive officers as a group. Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of Common Stock identified as beneficially owned.

                                                   Shares of Common
                                                  Stock Beneficially    Percent
      Name of Individual or Number of Group           Owned(1)(2)       of Class
      -------------------------------------           -----------       --------

William D. Gehl................................          255,230           4.6%
Nicholas C. Babson.............................            3,530            *
Thomas J. Boldt................................           10,145            *
Fred M. Butler.................................            9,663            *
John T. Byrnes.................................            6,044            *
Richard J. Fotsch..............................            3,030            *
William P. Killian.............................           10,145(3)         *
John W. Splude.................................            9,445            *
Hermann Viets..................................            4,530            *
Malcolm F. Moore...............................           34,333            *
Kenneth P. Hahn................................           51,668            *
Michael J. Mulcahy.............................           38,593            *

All directors, nominees and executive
   officers as group (14 persons)..............          473,018           8.3%

---------------
* The amount shown is less than 1% of the outstanding shares.

(1) Total shares of Common Stock outstanding as of November 15, 2001 were 5,368,275.

(2) Includes shares subject to exercisable options as of November 15, 2001, and options exercisable within 60 days of such date, as follows: Mr. Gehl, 156,000 shares; Mr. Babson, 1,999 shares; Mr. Boldt, 7,999 shares; Mr. Butler, 6,099 shares; Mr. Byrnes, 666 shares; Mr. Fotsch, 666 shares; Mr. Killian, 7,999 shares; Mr. Splude, 7,999 shares; Dr. Viets, 1,999 shares; Mr. Moore, 33,333 shares; Mr. Hahn, 40,000 shares; Mr. Mulcahy, 26,166 shares; and all directors, nominees and executive officers as a group, 316,424 shares.

(3) Includes shares held by the Killian Family Trust for which Mr. Killian serves as Trustee.

OTHER BENEFICIAL OWNERS

         The following table sets forth certain information regarding beneficial ownership by the only other persons known to the Company to own more than 5% of the outstanding Common Stock. The beneficial ownership information set forth below has been reported in filings made by the beneficial owners with the Securities and Exchange Commission.

                                            Amount and Nature of
                                            Beneficial Ownership
----------------------------------------------------------------------------------------------------------------------
                                          Voting Power             Investment Power
                                     -----------------------    -----------------------
 Name and Address of                                                                                         Percent
  Beneficial Owner                     Sole         Shared        Sole         Shared        Aggregate       of Class
--------------------------------     ----------    ---------    ----------    ---------     ------------    -----------
Neuson AG (1)
Haidfeldstrasse 37
4060 Leonding, Austria                 689,749       -0-         689,749        -0-            689,749         12.8%

FMR Corp.
82 Devonshire Street
Boston, MA 02109                            -0-      -0-         635,000        -0-            635,000         11.8%

Dimensional Fund   Advisors
Inc.
1299 Ocean Avenue
Santa Monica, CA 90401                 466,424       -0-         466,424        -0-            466,424          8.7%

Heartland Advisors, Inc. (2)
790 N. Milwaukee St.
Milwaukee, WI 53202                    330,400       -0-         330,400        -0-            330,400          6.2%

(1)      Represents a joint filing by Neuson AG and its two shareholders, Baumaschinen AG and PIN Privatstiftung.

(2)      Represents a joint filing by Heartland  Advisors,  Inc. and its  President  and Chief  Executive  Officer,
         William J. Nasgovitz.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

         The following table sets forth certain information regarding compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the three other executive officers of the Company whose salary and bonus in fiscal 2000 exceeded $100,000. The executive officers named in the table below are sometimes referred to herein as the "named executive officers."

                                                                             Long Term Compensation
                                                                           ---------------------------
                                                 Annual Compensation         Awards        Payouts
                                               ------------------------    -----------     --------
                                                                            Securities                    All Other
                                                               Bonus        Underlying     LTIP          Compensation
  Name and Principal Position       Year       Salary($)      ($)(a)         Options       Payouts($)(b)     ($)

William D. Gehl                     2000        374,000             0          60,000            0         15,762(c)
   Chairman, President and          1999        349,000       231,070          30,000       24,513         12,404
   Chief Executive Officer          1998        300,000       166,450          25,000       20,320         10,391

Malcolm F. Moore(d)                 2000        259,420             0          50,000            0         11,628(e)
   Executive Vice President and     1999         91,346        51,578          25,000            0          1,074
   Chief Operating Officer

Kenneth P. Hahn                     2000        139,892             0          25,000            0          7,849(f)
   Vice President of Finance,       1999        125,620        48,463          10,000        6,050          6,204
   Treasurer and Chief              1998        114,400        44,431           7,500        4,684          5,346
   Financial Officer

Michael J. Mulcahy                  2000        119,807             0          10,000            0          6,325(g)
   Vice President, Secretary        1999        106,556        35,223           5,000        5,243          5,167
   and General Counsel              1998         98,800        32,891           5,000        4,614          4,968

---------------
(a)  The amounts shown in this column do not include bonus amounts in excess of target which are credited to a "bonus bank" maintained for each of the named executive officers. Such bonus amounts in the bonus bank for each of the named executive officers are scheduled to be paid out over time, but remain "at risk" and subject to loss pursuant to the Company's "Shareholder
     Value Added" plan.

(b) The amounts shown in this column include payments out of the "bonus bank" for each of the named executive officers paid pursuant to the Company's
     "Shareholder Value Added" plan.

(c) Includes for 2000 (i) $7,418 in life insurance premiums paid by the Company, (ii) $3,094 in long-term disability insurance premiums paid by the Company and (iii) a matching contribution of $5,250 under the Gehl Savings
     Plan, a 401(k) Plan.

(d) Mr. Moore became Executive Vice President and Chief Operating Officer of the Company on August 16, 1999.

(e) Includes for 2000 (i) $4,296 in life insurance premiums paid by the Company, (ii) $3,082 in long-term disability insurance premiums paid by the Company and (iii) a matching contribution of $5,250 under the Gehl Savings
     Plan, a 401(k) Plan.

(f)  Includes for 2000 (i) $923 in life insurance premiums paid by the Company,
     (ii) $1,727 in long-term disability insurance premiums paid by the Company and (iii) a matching contribution of $5,199 under the Gehl Savings Plan, a 401(k) Plan.

(g)  Includes for 2000 (i) $601 in life insurance premiums paid by the Company,
     (ii) $1,787 in long-term disability insurance premiums paid by the Company and (iii) a matching contribution of $3,937 under the Gehl Savings Plan, a 401(k) Plan.

STOCK OPTIONS

         The Company has in effect equity-based incentive plans pursuant to which options to purchase Common Stock may be granted to key employees (including executive officers) of the Company and its subsidiaries. The following table presents certain information as to grants of stock options made during fiscal 2000 to each of the named executive officers.

                                        Option Grants in 2000 Fiscal Year
                                                                                        Potential Realizable Value
                                                                                        At Assumed Annual Rates of
                                                                                         Stock Price Appreciation
                         Individual Grants                                                  for Option Term(2)
---------------------------------------------------------------------                   ----------------------------
                                          Percent of
                          Number of          Total
                         Securities         Options       Exercise                      At 5%
                         Underlying       Granted to      or Base                       Annual
                           Options       Employees in     Price          Expiration     Growth         At 10% Annual
       Name              Granted(1)       Fiscal Year     ($/share)         Date          Rate          Growth Rate
--------------------     ------------    ------------     -----------    -----------    ----------     -------------
William D. Gehl            60,000           23.8%           $12.125       12/14/10      $457,500       $1,159,500

Malcolm F. Moore           10,000            4.0%           $14.8125      8/15/10        $93,175         $236,075
                           40,000           15.8%           $12.125       12/14/10      $305,000         $773,000

Kenneth P. Hahn            25,000            9.9%           $12.125       12/14/10      $190,625         $483,125

Michael J. Mulcahy         10,000            4.0%           $12.125       12/14/10       $76,250         $193,250
---------------
(1)  The options reflected in the table for each of the named executive officers
     (which are non-qualified options for purposes of the Internal Revenue Code)
     were granted under the 2000 Plan and vest ratably over the three-year period from the date of grant. Vesting of the options will be accelerated in the event of the optionee's death or disability or in the event of a change in control of the Company.

(2) This presentation is intended to disclose a potential value which would accrue to the optionee if the option were exercised the day before it would expire and if the per share value had appreciated at the compounded annual rate indicated in each column. The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the Securities and Exchange Commission regarding disclosure of executive compensation. The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect to the price of the Common Stock.

         The following table sets forth information regarding the exercise of stock options by each of the named executive officers during the 2000 fiscal year and the fiscal year-end value of unexercised options held by the named executive officers.

                                         Aggregate Option Exercises in 2000 Fiscal Year
                                                              and
                                               2000 Fiscal Year-End Option Values

                                                           Number of Securities Underlying            Value of Unexercised
                                 Shares                      Unexercised Options at Fiscal        In-the-Money Options at Fiscal
                                Acquired        Value                  Year-End                           Year-End($)(1)
                                   on          Realized   ----------------------------------    --------------------------------
           Name                 Exercise        ($)(1)      Exercisable       Unexercisable      Exercisable       Unexercisable
---------------------------    -----------     ---------- --------------    ----------------    -------------      -------------
William D. Gehl...........              0              0        117,666            88,334            367,500               97,500

Malcolm F. Moore..........              0              0          8,333            66,667                  0               65,000

Kenneth P. Hahn...........          6,500         41,250         30,833            34,167            107,660               40,625

Michael J. Mulcahy........          5,000         41,250         24,499            15,001            107,660               16,250

---------------

(1) The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at exercise or fiscal year-end, as the case may be.

RETIREMENT PLAN

         The Company maintains a defined benefit pension plan (the "Retirement Plan") to provide retirement benefits to certain employees, including the named executive officers. The following table estimates various annual benefits payable at age 65 to participants with the years of service and average compensation levels set forth below:

                                           Estimated Annual Benefits Payable at Age 65
                                              For Indicated Years of Credited Service
   Final Annual Average
       Compensation               5 Years        10 Years      15 Years       20 Years       25 Years       35+ Years
-----------------------------    ---------     -----------    ----------    -----------     ----------    ------------

$75,000....................       $3,750           $7,500       $11,250        $15,000        $18,750        $26,250
100,000....................        5,000           10,000        15,000         20,000         25,000         35,000
130,000....................        6,500           13,000        19,500         26,000         32,500         45,500
170,000....................        8,500           17,000        25,500         34,000         42,500         59,500

         A participant may elect one of several single life or joint and survivor annuity payment options which provide monthly retirement benefits calculated on an actuarial basis. Benefits under the Retirement Plan are not reduced by a participant's Social Security benefits. The Retirement Plan provides for reduced early retirement and pre-retirement benefits.

         Compensation covered by the Retirement Plan for each of the named executive officers is such person's salary as shown in the Summary Compensation Table subject to a $170,000 maximum as provided in the Internal Revenue Code. The number of years of credited service as of December 31, 2000 that will be recognized for Messrs. Gehl, Moore, Hahn and Mulcahy is 8.2 years, 1.3 years,
12.7 years and 25.6 years, respectively.

SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENTS

         The Company has entered into a supplemental retirement benefit agreement under which Mr. Gehl will receive a monthly retirement benefit for fifteen years. Under the agreement, the monthly benefit to be received by Mr. Gehl is computed by multiplying the percentage by which benefits have vested by an amount equal to 60% of average monthly compensation computed by reference to the highest base salary and cash bonus earned for any five calendar years within the last ten completed calendar years of service preceding termination, less any amounts Mr. Gehl would be entitled to receive under the Retirement Plan or pursuant to Social Security. The agreement provides for a pre-retirement death benefit consisting of ten annual payments in the amount of 40% of the average annual compensation computed by reference to the five highest annual base salaries and cash bonuses earned within the last ten calendar years preceding the date of death. Benefits vest under the agreement at a rate of 10% per year for the first four years of service with the Company and are deemed to be fully vested after five years. Mr. Gehl is fully vested under his agreement. In the event of a "change of control" of the Company, the present value of the benefit is payable in a lump sum. The supplemental retirement benefit agreement also contains a covenant not to compete that covers Mr. Gehl for a two-year period following his termination of employment. Failure to comply with such provisions will result in a forfeiture of benefits under the agreement.

         The Company has also entered into supplemental retirement benefit agreements under which Messrs. Moore, Hahn and Mulcahy will receive a monthly retirement benefit for fifteen years. Under the agreements, the monthly benefit to be received by each of Messrs. Moore, Hahn and Mulcahy is computed by multiplying a vesting percentage by the product of (i) the average monthly compensation computed by reference to the highest base salary and cash bonus earned by the executive for any five calendar years within the last ten completed calendar years of service preceding termination and (ii) 30%. The supplemental retirement benefit agreements provide for a pre-retirement death benefit consisting of five annual payments in the amount of 40% of the average annual salary computed by reference to the highest base salaries and cash bonuses earned during a consecutive five-year period preceding the date of death. Benefits vest under the supplemental retirement benefit agreement at a rate of 10% per year for the first four years following execution and are deemed to be fully vested after five years. In the event there is a "change in control" of the Company as defined in the supplemental retirement benefit agreement, benefits become 100% vested and the present value of each benefit is payable in a lump sum. As of December 31, 2000, Mr. Moore had 1.3 years of credited service and Messrs. Hahn and Mulcahy were fully vested under their respective supplemental retirement benefit agreements. The supplemental retirement benefit agreements also contain a covenant not to compete which covers Messrs. Moore, Hahn and Mulcahy for a two-year period following termination of employment. Failure to comply with such provisions will result in a forfeiture of benefits under the agreements.

         Assuming full vesting, the estimated annual benefits payable to Messrs. Gehl, Moore, Hahn and Mulcahy under the supplemental retirement benefit agreements based upon their current compensation would be $224,400 (less any amounts Mr. Gehl would be entitled to receive under the Retirement Plan or pursuant to Social Security), $77,820, $41,964, and $35,940, respectively.

EMPLOYMENT AGREEMENT

         The Company has an employment agreement with Mr. Gehl pursuant to which Mr. Gehl is to serve as the Chairman of the Board, President and Chief Executive Officer of the Company through June 13, 2004. During the term of his employment agreement, Mr. Gehl will be paid a minimum annual base salary of $350,000. The base salary paid to Mr. Gehl under his employment agreement will be reviewed at least annually by the Board or a committee thereof and may be increased or decreased at that time subject to the minimum base salary described above. Mr. Gehl's current base salary is $375,000.

         If, for any reason other than cause or Mr. Gehl's death or disability and other than in connection with a "change in control" of the Company (as defined in his agreement), the employment of Mr. Gehl is terminated before the term of employment has been completed, Mr. Gehl will be entitled to receive his base salary for one (1) full year from the date of termination as well as the opportunity to continue to participate in the Company's employee benefit plans for such period. Pursuant to his agreement, in the event of a change in control of the Company, the term of Mr. Gehl's employment will automatically be extended to a date which is two years after the change in control. In addition, upon the change in control, Mr. Gehl's unvested stock option shall immediately vest, the amounts he has outstanding under his "bonus banks" under the "Shareholder Value Added" plan will vest and become payable and any restrictions on any other benefits granted to Mr. Gehl shall terminate and those benefits shall become immediately exercisable or payable, as the case may be. If, during the two-year period following a change in control, the Company terminates Mr. Gehl's employment (other than for cause) or if Mr. Gehl terminates his employment for "good reason" (as defined in the employment agreement), including as a result of significant changes in his working conditions or status without his consent or after his continued employment for six months following the change in control, then Mr. Gehl will receive all accrued but unpaid benefits to the date of his termination plus a lump-sum termination payment equal to three times the sum of his current base salary and the highest bonus he earned during the preceding five years. Mr. Gehl's agreement also provides that he will receive family medical benefits for two years following such termination, outplacement services and other benefits. Mr. Gehl's employment agreement also provides the benefits described above in connection with certain terminations which are effected in anticipation of a change in control. The foregoing termination payment and other benefits may be reduced to the extent necessary to avoid an "excess parachute payment" under the Internal Revenue Code, but only if such reduction would result in a greater after-tax benefit to Mr. Gehl. Under the terms of his employment agreement, Mr. Gehl is also entitled to receive, among other benefits, an annual cash bonus and certain life insurance coverage. Under his employment agreement, Mr. Gehl is subject to a covenant not to compete following termination of his employment with the Company.

SEVERANCE AGREEMENTS

         The Company has in effect severance agreements with each of Messrs. Moore, Hahn and Mulcahy. Pursuant to the terms of their respective severance agreements, in the event of a "change in control" of the Company (as defined in the agreements), Messrs. Moore, Hahn and Mulcahy will be granted two-year employment terms with the Company and will be entitled to such base salaries, bonus opportunities and other benefits substantially equivalent to those to which they were entitled immediately prior to the change in control. In addition, upon the change in control, their unvested stock options will automatically vest and the amounts they have outstanding under their respective "bonus banks" under the "Shareholder Value Added" plan will become payable immediately. If, during the two-year employment period following a change in control, the Company terminates the executive officer's employment (other than for cause) or if the officer terminates his employment for "good reason" (as defined in the severance agreements), including as a result of significant changes in the executive officer's working conditions or status without his consent, then the officer will receive all accrued but unpaid benefits to the date of termination, family medical benefits for two years after such termination, outplacement services plus a lump-sum termination payment equal to two times the sum of his current base salary and the highest annual bonus he received in the preceding five years. The severance agreements also provide that the benefits described above may be payable in connection with certain terminations which are effected in anticipation of a change in control. In addition, the severance agreements provide that if the executive officer's employment is involuntarily terminated by the Company other than for cause or upon the officer's death or disability and other than in connection with a change in control, the officer will be entitled to receive his base salary for one (1) full year from the date of termination as well as the opportunity to continue to participate in the Company's employee benefit plans for such period. The foregoing termination and other benefits may be reduced to the extent necessary to avoid an "excess parachute payment" under the Internal Revenue Code, but only if such reduction would result in a greater after-tax benefit to the executive officer.

RETENTION AGREEMENTS

         The Company has agreed to pay each of the named executive officers a lump sum retention bonus equal to nine months of the named executive officer's respective current base salary if he remains employed by the Company (or its successor) through March 31, 2002. Such retention bonus will be payable in the event the named executive officer is terminated without cause prior to March 31, 2002 or in the event the executive terminates his employment for good reason. A pro rata portion of the retention bonus will be payable in the event the named executive officer's employment is terminated due to death or disability prior to March 31, 2002. No retention bonus will be payable in the event the named executive officer is terminated for cause or voluntarily terminates his employment (other than for good reason).

REPORT ON EXECUTIVE COMPENSATION

         This Report on Executive Compensation describes the policies employed generally by the Compensation and Benefits Committee for the development of the Company's executive compensation program and the application of these policies to executive compensation during fiscal 2000. The members of the Compensation and Benefits Committee during fiscal 2000 were Messrs. Butler (Chairman), Babson, Killian and Splude.

Function of the Compensation and Benefits Committee

         The Compensation and Benefits Committee is responsible for the various aspects of the Company's compensation program for its executive officers. The Committee develops the compensation program for the Company's executive officers, including the grant of equity awards under the Company's equity-based plans. Final approval of the Company's executive compensation package as recommended by the Compensation and Benefits Committee (other than the grant of equity awards under the Company's equity-based plans, which grants are at the sole discretion of the Committee) is the responsibility of the Board. During fiscal 2000, the Board adopted the recommendations of the Compensation and Benefits Committee without material modification.

Executive Compensation and Stock Option Policies

         The basic policy of the Compensation and Benefits Committee is to provide a competitive compensation program for executive officers sufficient to attract and retain those executive officers considered crucial to the attainment of the Company's long-term strategic goals, including the enhancement of shareholder value. The compensation package for executive officers consists of base salary, opportunities for cash bonuses and equity-based awards, including stock options, and participation in other employee benefits plans offered by the Company.

         In determining salary levels for executive officers of the Company, the Compensation and Benefits Committee takes into consideration each individual's level of expertise and experience and his performance in his particular area of responsibility during the past fiscal year as well as the overall financial performance of the Company. In fixing salary levels, the Committee also considers data regarding salaries paid by companies similarly situated to the Company. Consistent with prior years, and although compensation data from outside sources were reviewed by the Committee, the Committee did not formally engage an outside compensation consultant in connection with establishing salary levels for the Company's executive officers for fiscal 2000.

         In addition to base salaries, the Company's compensation package includes an opportunity for key employees (including the executive officers) to earn cash bonuses. The Company has in effect a program for its officers and other key managers that awards incentive compensation based upon a calculation of "Shareholder Value Added" or SVA. The Company's SVA plan emphasizes economic value creation that occurs when a business generates a financial return that exceeds the total cost of capital employed. Specifically, the Company's plan defines SVA as the difference between (a) net operating profit after tax and (b) the charge for capital employed in the business. The Company's SVA plan is designed to reward those executive officers and key managers who use Company assets most productively, reduce costs, and create efficiencies throughout the Company's organization. Under the Company's SVA plan, target bonuses calculated as a percent of salary are fixed by the Compensation and Benefits Committee. Awards paid to participants serving in an identified "value center" (e.g., a specific manufacturing facility) under the SVA plan are based 30% (as a minimum) on total Company performance with the remainder of the award based on the performance of the respective value center(s). Awards to participants with corporate responsibilities (including the Company's Chief Executive Officer) are based entirely on Company performance. Target SVA levels were initially established by the Compensation and Benefits Committee at the time the SVA plan was adopted and adjust automatically on an annual basis by a predetermined improvement factor. The Company's plan also incorporates a "bonus bank" into which bonuses in excess of a target bonus level are credited. Such bonus amounts are thereafter scheduled to be paid out over time, but remain "at risk" and subject to loss depending on future Company and value center performance as determined under the SVA plan. No bonuses were paid to the named executive officers for 2000 performance under the SVA plan.

         To provide an additional performance incentive for its executive officers and other key management personnel, the Company's executive compensation package includes stock option grants. Under the Company's 2000 Equity Incentive Plan, the Compensation and Benefits Committee also has the authority to grant, in addition to stock options, other equity-based awards, including stock appreciation rights, restricted stock and performance shares. To date, however, only stock options have been granted under the Company's equity-based plans. The general purpose of the Company's current equity-based plans is consistent with the basic policy of the Company's executive compensation program, which is designed to promote the achievement of the long-range strategic goals of the Company and to enhance shareholder value. Stock options granted by the Company have a per share exercise price of 100% of the fair market value of a share of Common Stock on the date of grant and, accordingly, the value of the option will be dependent on the future market value of the Common Stock. Consideration is given to the financial performance of the Company in determining whether in the first instance to grant stock options and in determining the size of any stock option award. In addition, consideration is given to the level of responsibility of the individual executive officer within the Company, the performance of such officer in his area of responsibility and the officer's salary grade in recommending the size of stock option awards. Although these factors are considered, no specific weight is assigned to one factor as compared to the others in making an option grant determination. Options relating to an aggregate of 155,000 shares of Common Stock (including an option grant for 60,000 shares made to the Company's Chief Executive Officer) were awarded to the executive officers in 2000.

         In addition to base salary, cash bonus opportunity and the potential for equity-based awards, all executive officers of the Company are eligible to participate in the various employee benefit plans offered to employees of the Company. The Company's policy with respect to these plans (including the Company's retirement plan, savings plan and life insurance program) is to provide competitive benefits to its employees, including executive officers, to encourage their continued service with the Company and to attract qualified individuals for available Company positions.

CEO Compensation

         During fiscal 2000, William D. Gehl, the Company's Chief Executive Officer, was paid a salary of $374,000. Mr. Gehl is party to an employment agreement with the Company described under the heading "Executive Compensation-Employment Agreement." Pursuant to Mr. Gehl's employment agreement, his base salary is subject to review on at least an annual basis and may be increased or decreased as determined to be appropriate, provided that Mr. Gehl's annual base salary may not be decreased below $350,000. In fixing the base salary for Mr. Gehl for fiscal 2000, the Compensation and Benefits Committee considered the qualifications and experience Mr. Gehl brings to the Company and the Company's performance during his tenure with the Company as Chief Executive Officer and also reviewed salaries paid by comparable companies. The Compensation and Benefits Committee believes that Mr. Gehl's base salary is within the average range for salaries paid to chief executive officers of companies similarly situated to the Company. For fiscal 2000 performance, Mr. Gehl did not receive a cash bonus under the Company's SVA plan. Based on the factors described above, Mr. Gehl received on December 15, 2000 an option to purchase 60,000 shares of Common Stock at an exercise price of $12.125 per share.

Deductibility of Executive Compensation

         Under Section 162(m) of the Internal Revenue Code, a tax deduction by certain corporate taxpayers, such as the Company, is limited with respect to the compensation of specified executive officers unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Compensation and Benefits Committee intends to qualify compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m).

COMPENSATION AND BENEFITS COMMITTEE

Fred M. Butler (Chairman)
Nicholas C. Babson
William P. Killian
John W. Splude

                             PERFORMANCE INFORMATION

         The following two graphs compare the cumulative total return (change in stock price plus reinvested dividends) of the Common Stock with the Standard & Poor's 500 Composite Index and the Standard & Poor's Machinery-Diversified Index. The first graph assumes $100 was invested on December 31, 1995 in each of the three alternatives, and that all dividends were reinvested. The second graph assumes $100 was invested on December 31, 1992 in each of the three alternatives, and that all dividends were reinvested. The second graph generally reflects those completed fiscal years during which William D. Gehl has served as the Company's Chief Executive Officer. Mr. Gehl was appointed as Chief Executive Officer on November 24, 1992.

COMPARISON OF FIVE YEAR CUMULATIVE MARKET PERFORMANCE AMONG S&P 500 INDEX, S&P MACHINERY-DIVERSIFIED INDEX, AND THE COMPANY (ASSUMES $100 INVESTED DECEMBER 31, 1995 WITH DIVIDENDS REINVESTED)







                               [Performance Graph]

















================================ ============== ============= ============= ============== ============= =============
                                 December 31,    December 31,  December 31,   December 31,  December 31,  December 31,
                                     1995            1996          1997         1998            1999         2000
-------------------------------- -------------- ------------- ------------- -------------- ------------- -------------
S&P Composite 500                   $100.00        $120.26       $157.56       $198.63        $241.57        $214.36
-------------------------------- -------------- ------------- ------------- -------------- ------------- -------------
S&P Machinery-Diversified           $100.00        $122.21       $158.97       $137.20        $174.03        $141.22
-------------------------------- -------------- ------------- ------------- -------------- ------------- -------------
Gehl                                $100.00        $152.52       $294.53       $215.64        $252.45        $192.85
================================ ============== ============= ============= ============== ============= =============

COMPARISON OF EIGHT YEAR CUMULATIVE MARKET PERFORMANCE
AMONG S&P 500 INDEX, S&P MACHINERY-DIVERSIFIED INDEX, AND THE COMPANY (ASSUMES $100 INVESTED DECEMBER 31, 1992 WITH DIVIDENDS REINVESTED)





                               [Performance Graph]






















=============== ============ ============ ============ ============ ============ ============ ============ ============ ============
                December 31, December 31, December 31, December 31, December 31, December 31, December 31, December 31, December 31,
                    1992         1993         1994         1995         1996        1997         1998         1999         2000
--------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------
S&P Composite
 500               $100.00     $107.06      $105.41       $141.36      $170.01      $222.72      $280.79     $341.49       $303.02
--------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------
S&P Machinery-
  Diversified      $100.00     $145.31      $138.85       $167.65      $204.88      $266.52      $230.01     $291.76       $236.75
--------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------
Gehl               $100.00     $193.61      $199.68       $227.80      $347.44      $670.93      $491.21     $575.08       $439.30
=============== ============ ============ ============ ============ ============ ============ ============ ============ ============

Although the companies included in the S&P Machinery-Diversified Index generally have a larger market capitalization than the Company, such companies are believed to provide the closest peer group representation with respect to the industries served by the Company (agricultural implements and compact construction equipment).

                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Board reports that it has performed the following functions during fiscal year 2000:

o Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2000 with management;
o Discussed with the Company's independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and
o Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

         Each member of the Audit Committee is independent as such term is defined in the listing standards of the National Association of Securities Dealers. A copy of the Audit Committee Charter adopted by the Board governing the Audit Committee is attached to this Proxy Statement as Annex A.

         PricewaterhouseCoopers LLP provided to the Company during fiscal year 2000 the following professional services, each of which was considered by the Audit Committee of the Board for its possible effect on the independence of PricewaterhouseCoopers LLP:

o        Audit Fees: $166,200.
o        Financial Information Systems Design and Implementation Fees: $0.
o All Other Fees: $116,000 (related primarily to tax compliance and audits of the Company's employee benefit plans).

AUDIT COMMITTEE

John W. Splude (Chairman)
Nicholas C. Babson
Thomas J. Boldt
John T. Byrnes

                                  MISCELLANEOUS

INDEPENDENT AUDITORS

         The Board has appointed PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2001. PricewaterhouseCoopers LLP acted as the independent auditors for the Company for the year ended December 31, 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

         Proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 ("Rule 14a-8") that are intended to be presented at the 2002 annual meeting of shareholders and included in the Company's proxy materials for that meeting must be received by the Company no later than a reasonable period of time before the Company prints and mails proxy materials for the 2002 annual meeting. When a date for the 2002 annual meeting is determined, the Company will announce the deadline for the submission of matters for inclusion in its proxy statement for that meeting. Further, a shareholder who otherwise intends to present business at the 2002 annual meeting must comply with the requirements set forth in the Company's By-laws. To bring business before an annual meeting, a shareholder must, among other things, give written notice thereof, complying with the By-laws, to the Secretary of the Company within the timeframe provided in the By-laws. Under the By-laws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., a proposal a shareholder intends to present at the 2002 annual meeting of shareholders but does not intend to have included in the Company's proxy materials) on or within the timeframe as specified in the By-laws, then the notice will be considered untimely and the Company will not be required to present such proposal at the 2002 annual meeting. If the Board nonetheless chooses to present such proposal at the 2002 annual meeting, then the persons named in proxies solicited by the Board for the 2002 annual meeting may exercise discretionary voting power with respect to such proposal.

          COMPLIANCE WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports with the Securities and Exchange Commission regarding their ownership of Common Stock and any changes in such ownership. Based upon the Company's review of copies of these reports and certifications given to the Company by such persons, the Company believes that during 2000 the executive officers and directors of the Company have complied with the Section 16(a) filing requirements.

                              CERTAIN TRANSACTIONS

         The Company has an agreement with Neuson AG ("Neuson"), which owns more than 5% of the Common Stock, pursuant to which Gehl distributes Neuson excavators under the Company's "Gehl" and "Mustang" brand names in North and South America. Pursuant to that agreement, the Company purchased Neuson excavators with an aggregate purchase price of approximately $13.7 million in 2000 and $6.0 million from January 1, 2001 through November 1, 2001. The Company intends to continue to purchase Neuson excavators in the future. The terms of the distributor agreement with Neuson and the related purchases were negotiated between the Company and Neuson on an arms-length basis in 1999.

                             SOLICITATION OF PROXIES

         Proxies may be solicited by mail, advertisement, telephone or other methods and in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of the Company, none of whom will receive additional compensation for such solicitations.

         The Company has retained D.F. King & Co., Inc. ("D.F. King") to provide solicitation and advisory services in connection with the proxy solicitation, for which D.F. King is to receive a fee estimated at $15,000, together with reimbursement for its reasonable out-of-pocket expenses and for payments made to brokers and other nominees for their expenses in forwarding soliciting material. D.F. King will distribute proxy materials to beneficial owners and solicit proxies by personal interview, mail, telephone and telegram, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock. The Company has also agreed to indemnify D.F. King against certain liabilities and expenses, including liabilities under the federal securities laws.

         All expenses of solicitation of proxies will be borne by the Company.

                           ANNUAL REPORT ON FORM 10-K

         THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND FINANCIAL SCHEDULES, BUT NOT INCLUDING EXHIBITS THERETO), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO EACH PERSON WHO IS A RECORD OR BENEFICIAL HOLDER OF COMMON STOCK AS OF THE RECORD DATE FOR THE ANNUAL MEETING. A WRITTEN REQUEST FOR A FORM 10-K SHOULD BE ADDRESSED TO GEHL COMPANY, ATTENTION: SECRETARY, 143 WATER STREET, WEST BEND, WISCONSIN 53095.

                                             By Order of the Board of Directors
                                             GEHL COMPANY

                                             /s/ Michael J. Mulcahy

                                             Michael J. Mulcahy
                                             Secretary

December 14, 2001

                                                                         ANNEX A


                                  GEHL COMPANY
                             AUDIT COMMITTEE CHARTER

MISSION STATEMENT
The Audit Committee will assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee will review the financial reporting process, the system of internal control, the audit process, and the Company's process for monitoring compliance with laws and regulations. In performing its duties, the Committee will maintain effective working relationships with the Board of Directors, management, and the external auditors. To effectively perform his or her role, each Committee member will obtain an understanding of the detailed responsibilities of Committee membership as well as the Company's business, operations, and risks.

ORGANIZATION
o The Audit Committee shall be comprised of three or more directors as determined by the Board i All members of the Committee shall have (in accordance with the requirements of the Nasdaq Stock Market, Inc.) a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise
o Each Committee member shall be (as required by and defined in the rules of the Nasdaq Stock Market, Inc.) an independent director, free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgement as a member of the Committee
o The Committee shall meet at least two times annually, or more frequently as circumstances dictate
o All members of the Committee, including the Chairperson of the Committee, shall be elected by the Board at the annual organization meeting of the Board

ROLES AND RESPONSIBILITIES
Internal Control
o Review and reassess the adequacy of this Charter annually and submit it to the Board for approval
o Evaluate whether management is communicating the importance of internal control and ensuring that all individuals possess an understanding of their roles and responsibilities
o Focus on the extent to which external auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of a systems breakdown
o Determine whether internal control recommendations made by external auditors have been implemented by management

Financial Reporting
General

o Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements
o Ask management and the external auditors about significant risks and exposures and the plans to minimize such risks
o Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principals and estimates as applied to its financial reporting

Annual Financial Statements
o Review the annual audited financial statements to be included in the Company's annual report on Form 10-K and determine whether they are complete and consistent with the information known to Committee members; assess, based on conversations with the external auditors, whether the financial statements reflect appropriate accounting principles
o Review and discuss complex and/or unusual transactions such as restructuring charges and derivative disclosures, if any
o Review an analysis prepared by management and the external auditors regarding significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements; focus on judgmental areas such as those involving valuation of assets and liabilities, including, for example, the accounting for and disclosure of obsolete or slow-moving inventory; bad debt; warranty, product, and environmental liability; litigation reserves; and other commitments and contingencies
o Meet with management and the external auditors to review the financial statements and the results of the audit
o Consider management's handling of proposed audit adjustments identified by the external auditors
o Review major changes to the Company's auditing and accounting principles as suggested by the external auditors or management
o Review the MD&A and other sections of the annual report before its release and consider whether the information is adequate and consistent with members' knowledge about the Company and its operations

Interim Financial Statements
o Review and assess how management develops and summarizes quarterly financial information, the extent to which the external auditors review quarterly financial information, and whether that review is performed on a pre- or post-issuance basis
o Consult with management and the external auditors, as appropriate, regarding matters related to the preparation of quarterly financial information

Compliance with Laws and Regulations
o Review the effectiveness of the system for monitoring compliance with laws and regulations, and the results of management's investigation and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities
o Periodically obtain updates from management, general counsel, and tax director regarding compliance with applicable laws and regulations and applicable internal conflict of interest policies and procedures
o Periodically receive updates from management and external auditors regarding regulatory compliance matters
o Review the findings of any examinations by regulatory agencies, such as the Securities and Exchange Commission

External Audit
o Meet with the external auditors prior to the audit and review the external auditors' proposed audit scope, staffing and approach
o Review any significant changes required in the external auditors' audit plans and any difficulties or disputes with management encountered during the course of the audit
o Review the performance of the external auditors and recommend to the Board of Directors the appointment or discharge of the external auditors, who are ultimately accountable to the Board and the Committee
o Receive formal written reports from the external auditors regarding the auditors' independence, and delineating all relationships between the auditors and the Company, consistent with Independent Standards Board Standard No. 1, discuss such reports with the auditors, and if so determined by the Committee recommend that the Board take appropriate action to insure the independence of the auditors
o Discuss with the external auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit
o        Approve the fees to be paid to the external auditors

Other Responsibilities
o Meet at least annually with the external auditors and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately
o Ensure that significant findings and recommendations made by the external auditors are received and discussed on a timely basis
o Review, with the Company's counsel, any legal matters that could have a significant impact on the Company's financial statements
o If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist
o        Perform other oversight functions as requested by the full Board
o Maintain minutes or other records of meetings and activities of the Audit Committee

REPORTING RESPONSIBILITIES
o Regularly update the Board of Directors about Committee activities and make appropriate recommendations
o Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statements

                                  GEHL COMPANY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    PROXY FOR 2001 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 17, 2002

         The undersigned hereby appoints William D. Gehl and Michael J. Mulcahy, or either of them (with full power of substitution in each of them), as Proxies, and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of Gehl Company held of record by the undersigned on December 10, 2001, at the annual meeting of shareholders to be held on January 17, 2002, or any adjournments or postponements thereof.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of the Board's nominees.

         THE UNDERSIGNED HEREBY REVOKES ANY OTHER PROXY HERETOFORE EXECUTED BY THE UNDERSIGNED FOR THE MEETING AND ACKNOWLEDGES RECEIPT OF NOTICE OF THE ANNUAL MEETING AND THE PROXY STATEMENT.

               DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED



                        GEHL COMPANY 2001 ANNUAL MEETING

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
                           ALL NOMINEES LISTED BELOW.

1.  ELECTION OF DIRECTORS:

    1. FRED M. BUTLER    2. WILLIAM D. GEHL     [ ] FOR all     [ ] WITHHOLD
    3. JOHN W. SPLUDE                               nominees        AUTHORITY to
                                                    listed to the   vote
                                                    left (except    for all
                                                    as specified    nominees
                                                    below).         listed to
                                                                    the left.

(Instructions: To withhold authority to vote for any indicated nominee(s), write the name(s) of the nominee(s) on the line provided to the right:



                                               ---------------------------------

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                             Date
                                   ---------------------------

Check appropriate
 box Indicate
 change below:
Address Change?  [ ]   Name Change?   [ ]



                                    --------------------------------------------
                                    SIGNATURE(S) IN BOX
                                    Please sign exactly as your name appears hereon. Joint owners should each sign personally. A corporation should sign in full corporate name by President or other duly authorized officers. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                             [Additional Material]


                                      GEHL


                                    IMPORTANT

                    PLEASE SEND IN YOUR PROXY CARD.....TODAY!

                You are urged to mark, date and sign the enclosed proxy card and return it promptly. This will help save the expense of follow-up letters to stockholders who have not responded.